Exhibit 10.3

Execution Version

CROSS-LICENSE AGREEMENT

This CROSS-LICENSE AGREEMENT (this “Agreement”), effective as of September 30, 2024 (the “Effective Date”), is made by and between Seres Therapeutics, Inc., a Delaware corporation (“Seller”), and Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Purchaser”).

WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of August 5, 2024 (the “APA”), pursuant to which Purchaser has purchased, and Seller has assigned, certain assets related to the Vowst Business (as defined below), and Purchaser has assumed certain liabilities of the Vowst Business, subject to the terms and conditions set forth in the APA.

WHEREAS, pursuant to the APA, the Parties have agreed to enter into this Agreement as of the Effective Date in order for Seller to license to Purchaser certain Intellectual Property Rights (as defined below) owned and retained by Seller that are used or reasonably useful in connection with the Vowst Business and for Purchaser to license to Seller certain Intellectual Property Rights which Purchaser has purchased from Seller pursuant to the APA that are currently used in connection with the conduct of the Retained Business by Seller, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement have the following meanings:

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation, audit, hearing, investigation or dispute.

“Affiliate” shall mean, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” “controls,” “controlled by” or “under common control with” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through direct or indirect ownership of voting securities or otherwise.

“Acquired Assets” has the meaning set forth in the APA.

“API” has the meaning set forth in the APA.

“Assumed Liabilities” has the meaning set forth in the APA.

“BLA” shall mean in the United States, a Biologics License Application, as defined in the United States Public Health Service Act (42 U.S.C. § 262), and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application, or any corresponding foreign application.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“CDI” has the meaning set forth in the definition of rCDI.

“CDI Field” shall mean the treatment of CDI and rCDI and associated complications.

“Co-Exclusive” shall mean, as between Seller (and its Affiliates) and Purchaser (and its Affiliates), a license that is exclusive to Purchaser and its Affiliates, provided that Seller also reserves all rights for itself and its Affiliates and Third Party subcontractors to Exploit the Seller Licensed Patents and Seller Licensed Know-How.

“Commercialization” shall mean any and all activities directed to the preparation for sale of, offering for sale of, or sale of a product, including activities related to registering, launching, marketing, promoting, distributing, detailing, booking of sales, importing, pricing, reimbursement, Market Access, HEOR Activities, and advertising such product, and interacting with Regulatory Authorities regarding any of the foregoing, but excluding any activities relating to Development or Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

“Confidential Information” shall mean any and all technical, business or other information or data of a Party or its Affiliates provided orally, visually, in writing, graphically, electronically, or in another form by or on behalf of a Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on or after the Effective Date, including the terms of this Agreement, or the Exploitation of a Seller Product or Purchaser Product, any Know-How with respect thereto, or the scientific, regulatory, financial or business affairs or other activities of either Party; provided that, all such information or data contained in the Acquired Assets or the Assumed Liabilities, whether provided by Seller or Purchaser, shall constitute the Confidential Information of Purchaser.

“Control” (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to any Intellectual Property Rights, material or document, the legal authority or right (whether by ownership, license or otherwise) of a Party to transfer such Intellectual Property Rights, or grant a license or a sublicense of or under such Intellectual Property Rights, or to provide or provide access to such material or document, to the other Party without breaching the terms of any agreement with a Third Party existing at the time such Party would be required hereunder to grant the other Party such license, sublicense, or access.

“Cover” shall mean that, with respect to a particular product or process and a particular Valid Claim in a Patent, but for applicable rights granted to a Party under Section 2.1, the making, using, selling or importing of such product or practicing such process would infringe a Valid Claim of such Patent in the country or jurisdiction in which such activity occurs.

“Data” shall mean any and all research data, pharmacology data, preclinical data, clinical data, including raw data, as well as marketing, Market Access, pharmacovigilance, and other data directly related to the Product, in each case to the extent that such data are Controlled by a Party or its Affiliates.

“Development” or “Develop” shall mean non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority or otherwise related to the research, identification, testing and validation of a therapeutic agent, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process and chemistry, manufacturing and controls development and scale-up, life cycle management, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (including, without limitation, pre- and post-approval studies), and all other activities necessary or reasonably useful for or otherwise requested or required by a Regulatory Authority as a condition to or in support of obtaining or maintaining a Regulatory Approval.

“Exclusivity Period” shall mean the period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.

“Exploit”, and related terms such as “Exploitation”, shall mean to make, have made, import, export, use, sell or offer for sale, including to Develop, Commercialize, Manufacture and have Manufactured.

“FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

“Good Clinical Practices” or “GCP” shall mean the requirements for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, protection of human subjects, financial disclosure by clinical investigators, and institutional review boards, including as promulgated by the FDA at 21 C.F.R. Parts 50, 54, 56 and 312, or any other equivalent Laws.

“Good Laboratory Practices” or “GLP” shall mean the then-current good laboratory practice standards promulgated by the FDA and codified at 21 C.F.R. Part 58, or any other equivalent Laws.

“Good Manufacturing Practices” or “GMP” shall mean the regulations governing the manufacturing of fine chemicals, API, intermediates, bulk products or finished pharmaceutical products set forth in 21 U.S.C. 351(a)(2)(B) and in FDA regulations at 21 C.F.R. Parts 210, 211 and 600, or any other equivalent Laws.

“Governmental Entity” shall mean any national, supranational, international, federal, state, local, provincial or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, commission, board or judicial or arbitral body of competent jurisdiction.

“HEOR Activities” shall mean evidence generation and dissemination in support of pricing and reimbursement or establishment of the value proposition of a product or other activities applying the results of health economics and outcomes research (“HEOR”) (e.g., clinical outcome assessment development and validation or use of HEOR-related endpoints in clinical studies or real world evidence generation).

“IND” shall mean an investigational new drug application submitted to the FDA pursuant to 21 C.F.R. Part 312, clinical trial exemption, or similar application or submission for allowance or approval to conduct human clinical investigations that is filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Intellectual Property Rights” shall mean all Patents, Trade Secrets, Know-How, moral rights and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

“Know-How” shall mean any inventions, discoveries, data, information, processes, methods, techniques, materials (including any chemical or biological materials), technologies, results, cell lines, compounds, probes, sequences or other know-how or other confidential information, whether or not patentable.

“Laws” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, court order, regulation, ruling, notice, treaty or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Manufacture” (including any variations such as “Manufactured” and “Manufacturing”) shall mean all activities related to the collection, purification, production, manufacture, processing, filling, finishing, packaging, labeling, and shipping of a product or any intermediate thereof, including process qualification and validation, pre-clinical, clinical and commercial manufacture, product characterization, stability testing, and quality assurance and quality control.

“Market Access” shall mean any and all processes and activities conducted to establish, seek and maintain pricing and reimbursement for a product, as well as country level, state, regional and local payor processes and activities to obtain and maintain local and regional patient access for a product, including price setting, national mandatory rebate negotiations with applicable Governmental Entities, preparing reimbursement and economic dossiers, and policy-related activities associated with any of the foregoing.

“Party” shall mean Seller or Purchaser, individually; and “Parties” shall mean Seller and Purchaser, collectively.

“Patents” shall mean any and all national, regional and international (a) issued patents and pending patent applications (including provisional patent applications), (b) patent applications claiming priority to the foregoing, including all provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisions, renewals and continued prosecution applications, and all patents granted thereon, (c) patents-of-addition, revalidations, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, pediatric exclusivity, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights substantially similar to any of the foregoing, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing and (f) United States and foreign counterparts of any of the foregoing.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Entity.

“Purchaser Licensed Know-How” shall mean (i) all Know-How within the Acquired Assets that is used in connection with Seller’s operation of the Retained Business immediately prior to the Effective Date, and (ii) all Know-How conceived or otherwise developed in the course of the performance of the Services (as defined in the TSA) in accordance with the TSA. For clarity, the Purchaser Licensed Know-How shall include the Vowst Data.

“Purchaser Licensed Patents” shall mean (i) all Patents that Cover Services Inventions (as defined in the TSA) owned in whole by Purchaser or jointly with Seller and that arise out of the performance of the Services (as defined in the TSA) in accordance with the TSA and (ii) all Patents set forth on Exhibit A hereto.

“Purchaser Product” shall mean, collectively, Vowst and any improvements and modifications thereto Developed after the Effective Date.

“Recurrent C. difficile Infection” or “rCDI” shall mean an episode of a C. difficile infection (“CDI”) in a patient who has had one or more episodes of CDI within the immediately preceding twelve (12) month period.

“Regulatory Approval” shall mean, with respect to any product in any country or regulatory jurisdiction, any and all approvals and licensures from the applicable Regulatory Authority sufficient for the import, distribution, marketing, use, offering for sale, and sale of such product in such country or jurisdiction in accordance with applicable Laws, including orphan drug designation, but excluding any applicable pricing and reimbursement approvals.

“Regulatory Authority” shall mean any national or supranational Governmental Entity (including the FDA) which has regulatory responsibility and authority in one or more countries for review and approval of Development, Manufacture and Commercialization of a product.

“Regulatory Filings” shall mean any and all regulatory applications and/or related documentation submitted on or before the date hereof, to a Regulatory Authority with respect to a product in connection with the initiation or conduct of clinical studies, and/or to seek Regulatory Approval for a product, including, without limitation, any INDs, drug master files, manufacturing master files, BLAs, or any supplements thereto.

“Retained Business” shall mean any Development, Manufacturing, Commercialization, use, marketing, sale and distribution of a product or other business as carried on or planned to be carried on and conducted by or planned to be conducted by Seller and its Affiliates that does not include the Vowst Business (a) in fields of use other than the CDI Field and (b) solely with respect to products containing designed, cultivated bacterial consortia not manufactured using human stool (excluding SER-262) after the Exclusivity Period, in the CDI Field.

“Seller Licensed Know-How” shall mean all Know-How within the Retained Business as conducted immediately prior to the Effective Date that is used or reasonably useful in the Exploitation of the Purchaser Product.

“Seller Licensed Patents” shall mean (i) all Patents set forth on Exhibit B hereto, and (ii) any issued Patent owned or Controlled by Seller or any Affiliate of Seller that Covers a Purchaser Product or its Exploitation, including any such issued Patent that is granted from any patent application listed on Exhibit C hereto to the extent any claims in such issued Patent Cover a Purchaser Product or its Exploitation.

“Seller Products” shall mean those products Developed, Manufactured, Commercialized, used, sold, distributed or otherwise Exploited by or on behalf of Seller or its Affiliates, alone or with a Sublicensee, in the conduct of the Retained Business and any improvements and modifications thereto.

“SER-262” has the meaning set forth in the APA.

“Sublicensee” shall mean, with respect to a Party, a Third Party to whom such Party (or its Affiliate) has granted a sublicense under Intellectual Property Rights Controlled by the other Party and licensed to such Party pursuant to this Agreement.

“Third Party” shall mean any Person other than the Parties or their respective Affiliates.

“Trade Secrets” shall mean confidential information meeting the definition of a trade secret under the Uniform Trade Secrets Act or the Defend Trade Secrets Act of 2016.

“TSA” shall mean that certain Transition Services Agreement to be entered into by and between Seller or its Affiliate and Purchaser or its designated Affiliates, substantially in the form set forth on Exhibit H of the APA.

“Valid Claim” shall mean (a) a claim of an issued patent that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer or (b) a claim of a pending patent application that is filed and being prosecuted in good faith, has not been pending in substantially the same scope for more than five (5) years without allowance, and that has not been finally abandoned. For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending for more than five (5) years in substantially the same scope, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence, shall be considered to be a Valid Claim once it issues.

“Vowst” shall mean Vowst, as marketed pursuant to the Vowst BLA 125757.

“Vowst Business” shall mean the Development, Manufacturing, Commercialization, use, marketing, sale, distribution and other Exploitation of Vowst, excluding, for clarity, any billing, order entry, fulfillment, accounting, collections or other corporate centralized functions.

“Vowst Data” shall mean any Data, results or information concerning the Purchaser Product within the Acquired Assets.

1.2 Interpretation Provisions

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b) The terms “include” and “including,” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.”

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statutes or regulations.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e) Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include all other genders.

(f) The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(g) The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

(h) References to “written” or “in writing” include in electronic form.

(i) References to “or” shall be deemed to be “and/or.”

2.	LICENSE GRANTS; OWNERSHIP

2.1 Licenses

(a) Subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser a perpetual, worldwide, non-exclusive (except as set forth in Section 2.1(c)), sublicensable (in accordance with Section 2.2), non-transferable (except as set forth in Section 8.1), fully paid-up license under the Seller Licensed Patents and Seller Licensed Know-How to make, have made, use, sell, offer for sale, import, and otherwise Exploit the Purchaser Product in all fields of use.

(b) Subject to the terms and conditions of this Agreement, Seller further grants to Purchaser an exclusive (even as to Seller and its Affiliates), perpetual, worldwide, sublicensable (in accordance with Section 2.2), non-transferable (except as set forth in Section 8.1), fully paid-up license under the Seller Licensed Patents and Seller Licensed Know-How to make, have made, use, sell, offer for sale, import, and otherwise Exploit SER-262 in the CDI Field.

(c) The license granted in Section 2.1(a) shall be (i) exclusive (even as to Seller and its Affiliates) in the CDI Field during the Exclusivity Period, and (ii) Co-Exclusive with Seller and its Affiliates in the CDI Field after the Exclusivity Period.

(d) Subject to the terms and conditions of this Agreement, Purchaser hereby grants to Seller a perpetual, worldwide, non-exclusive, sublicensable (in accordance with Section 2.2), non-transferable (except as set forth in Section 8.1), fully paid-up license under the Purchaser Licensed Patents and Purchaser Licensed Know-How to make, have made, use, sell, offer for sale, import, and otherwise Exploit (i) the Seller Products in all fields of use other than the CDI Field during and after the Exclusivity Period and (ii) subject to Section 2.1(b), products containing designed, cultivated, bacterial consortia not manufactured using human stool (excluding SER-262) in the CDI Field after the Exclusivity Period. For clarity, the license under this Section 2.1(d) shall not include the Purchaser Product.

2.2 Sublicenses. In the event a Party sublicenses any of its rights under Section 2.1 to a Sublicensee, such Party shall enter into written agreement(s) with such Sublicensee containing terms no less protective of the other Party’s rights than those set forth herein. The sublicensing Party shall be fully responsible to the non-sublicensing Party for any breach of the terms of this Agreement by a Sublicensee.

2.3 Ownership. As between the Parties, Purchaser owns and shall retain ownership of all Purchaser Licensed Patents and Purchaser Licensed Know-How, and Seller owns and shall retain ownership of all Seller Licensed Patents and Seller Licensed Know-How. Each Party as the licensee under Section 2.1 will practice the Patents and Know-How licensed to it thereunder only within the scope of the license granted to it pursuant to this Agreement.

2.4 Right of Reference. Each Party hereby grants to the other Party a right of reference with respect to (i) Regulatory Filings and Regulatory Approvals of the Purchaser Product (in the case of the right of reference granted to Seller) or a Seller Product (in the case of the right of reference granted to Purchaser), (ii) all Data relating to the Purchaser Product (in the case of the right of reference granted to Seller) or a Seller Product (in the case of the right of reference granted to Purchaser), contained or referenced in such Regulatory Filings and Regulatory Approvals, and (iii) in the case of the right of the reference granted to Seller, Vowst Data, in each of (i), (ii), and (iii), to Develop, Manufacture, Commercialize, use, sell, distribute or otherwise Exploit the Seller Products (in the case of the right of reference granted to Seller) or the Purchaser Product (in the case of the right of reference granted to Purchaser).

2.5 No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Rights of either Party, other than the rights expressly granted in this Agreement.

3.	PATENTS

3.1 Prosecution and Maintenance. Each Party shall be responsible for prosecuting and maintaining its own Patents during the term of this Agreement, at its own expense. For clarity, other than as set forth in Section 3.3, neither Party is obligated under this Agreement to file any patent application, secure any patent rights or maintain any Patent in force in any jurisdiction throughout the world.

3.2 Enforcement. Neither Party shall have any obligation under this Agreement to institute or maintain any Action against Third Parties for infringement or misappropriation of any Intellectual Property Right, or to defend any Action brought by a Third Party which challenges or concerns the validity of any of such Intellectual Property Rights. Each Party shall have the obligation to inform other Party within ten (10) business days of any Third Party written allegation that the manufacturing, use, sale or importation of any Purchaser Product (in the case of Seller) or any Seller Product (in the case of Purchaser) infringes or misappropriates any Third Party Intellectual Property Right.

3.3 Option for Seller Licensed Patents Exclusively Covering Vowst. At any time after the Effective Date, if Seller owns any issued Patent that exclusively Covers Vowst and any improvements and modifications thereto and does not Cover any Seller Product, including any such Patent granted from any patent application listed on Exhibit C hereto, upon the written request of Purchaser and at Purchaser’s sole cost and expense, Seller shall promptly assign such Patent to Purchaser and cooperate with Purchaser to effect transfer of title to such Patent. Prior to the perfection of any such assignment to Purchaser, Seller shall provide Purchaser with all correspondence necessary to acquire such Patent with the patent office in the applicable jurisdiction, and Seller shall cooperate with Purchaser in undertaking any and all activities reasonably necessary to maintain such Patent as a pending or in-force Patent, at Purchaser’s sole cost and expense.

3.4 Update of Seller Licensed Patents.. After the Effective Date, upon the issuance of a Patent owned or Controlled by Seller or any Affiliate of Seller that Covers a Purchaser Product or its Exploitation, the Parties shall amend Exhibit B to reflect such additional Seller Licensed Patents.

4.	CONFIDENTIALITY

4.1 Duty of Confidence. All Confidential Information disclosed by or on behalf of a Party (the “Disclosing Party”) and its Affiliates shall be maintained in confidence by the other Party (the “Receiving Party”) and its Affiliates, and shall not be published or otherwise disclosed by the Receiving Party or its Affiliates to a Third Party except as expressly permitted by the terms of this Agreement, the TSA or the APA or is necessary for the performance of the Receiving Party’s obligations or exercise of its rights under this Agreement, the TSA, or the APA. The terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto). The Receiving Party may only use Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement, the TSA, or the APA. The Receiving Party agrees to use at least the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care, to ensure that the Confidential Information of the Disclosing Party is not disclosed or used without authorization for any other purpose. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

4.2 Exceptions. The obligations under Section 4.1 shall not apply to the extent that the Receiving Party can demonstrate that any information: (a) is known by the Receiving Party at the time of its receipt as indicated in its written records without an obligation of confidentiality with respect to such information or any restriction on it use, and not through a prior disclosure directly or indirectly by the Disclosing Party; (b) is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party; (c) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party who may lawfully do so and is not under an obligation of confidentiality with respect to such information; or (d) is developed by the Receiving Party or any of its Affiliates independently and without the use of, or reference to, any Confidential Information received from the Disclosing Party, and such independent development can be properly documented by the Receiving Party; provided that, if the Seller is the Receiving Party, then the foregoing clauses (a) and (d) shall not apply to materials, data and any other information related to the Vowst Business. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party. Additionally, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party.

4.3 Permitted Disclosures. Notwithstanding the obligations set forth in Section 4.1, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a) such disclosure: (1) is to a patent authority and is reasonably necessary for the filing, prosecuting, defending or enforcing Patents as contemplated by, and in accordance with, the terms of Section 3; provided that such Party shall provide notice of the proposed filing or other disclosure and the Confidential Information to be included therein to the other Party at least thirty (30) days prior to filing or submission along with, to the extent permitted and practical, a copy of the proposed filing or other disclosure for review, and, if the other Party reasonably asserts trade secret claims to its Confidential Information contained in such proposed filing or other disclosure, such filing or disclosure shall require the prior written consent of the other Party; (2) is to a Regulatory Authority and is necessary in connection with the Development, Commercialization or Manufacture of a product that is Covered by Seller Licensed Patents or by Purchaser Licensed Patents; or (3) is permitted by the APA, in each case (1), (2) and (3), provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable Law;

(b) such disclosure is reasonably necessary: (1) to its and its Affiliates’ employees, contractors, consultants, advisors, clinicians, vendors, service providers and existing or prospective Sublicensees and licensees in connection with the exercise of its rights or the performance of its obligations under this Agreement; (2) to such Party’s directors, officers, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party relating to this Agreement; or (3) to actual or potential investors or acquirers of such Party solely for the purpose of evaluating or carrying out a bona fide investment in or acquisition of such Party; provided that, in each case (1), (2) and (3), such Person(s) to whom disclosure is made under this Section 4.3(b) shall be bound in writing prior to such disclosure by confidentiality and non-use obligations substantially consistent with those contained in the Agreement (other than investors, who must be bound in writing prior to disclosure by commercially reasonable obligations of confidentiality and non-use); provided further that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 4.3(b) to treat such Confidential Information as required under this Section 4;

(c) such disclosure is required by applicable Law, rules of a securities exchange or judicial or administrative process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is so required; provided that in such event such Party (to the extent legally permissible) shall promptly inform the other Party of such required disclosure and use reasonable efforts to provide the other Party an opportunity to challenge or limit the disclosure obligations; provided further that Confidential Information disclosed shall be limited to that information which is required under the relevant applicable Law, rule, judicial or administrative process or court or governmental order and the Party disclosing Confidential Information in such situation shall use reasonable efforts, including seeking confidential treatment or a protective order, to seek and obtain continued confidential treatment of such Confidential Information. Confidential Information that is so disclosed shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4; or

(d) is reasonably necessary for prosecuting or defending litigation or in establishing rights (whether through declaratory actions or other legal proceedings) or enforcing obligations under this Agreement.

4.4 Use of Name. Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except as may be required by applicable Law, as provided in this Agreement or with the prior express written permission of the other Party.

5.	REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) it is a corporation duly organized, validly existing and is in good standing under its Laws of incorporation or formation, is duly qualified to do business and is in good standing in each jurisdiction where the operations of its business require such qualification except where the failure to be so qualified or in such good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Party from performing its obligations under this Agreement;

(b) it has duly executed and delivered this Agreement and, assuming this Agreement has been duly executed and delivered by the other Party, this Agreement constitutes a valid and binding obligation upon such Party and enforceable against it in accordance with its terms, in each case subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law);

(c) the execution and delivery of this Agreement by such Party do not, and the performance by such Party or its obligations hereunder will not (i) contravene or conflict with any provision of the Organizational Documents of such Party; (ii) contravene, conflict with, constitute a material breach or result in a material default under, or give to any Third Party any rights of termination, amendment, acceleration or cancellation under, any contract or agreement to which such Party is a party or is otherwise bound; or (iii) or violate in any respect any provision of any Law to which such Party is subject;

(d) no consents, approvals, authorizations of, or declarations or filings with, any Governmental Entities on the part of such Party is required in connection with the execution or delivery of this Agreement; and

(e) it has the right and authority to grant the rights and licenses it grants or purports to grant to the other Party herein, and except pursuant to the Existing Agreements, MSK Agreement, the TSA or the APA, it has not previously granted any right, license or interest in or to the Seller Licensed Patents and Seller Licensed Know-How (in the case of Seller) or the Purchaser Licensed Patents and Purchaser Licensed Know-How (in the case of Purchaser) that would conflict with or limit the scope of any of the rights or licenses granted to the other Party under this Agreement.

6.	LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

6.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE AMOUNT OR TYPES OF DAMAGES AVAILABLE TO EITHER PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF ITS INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY, OR FOR ANY VIOLATION OF SECTION 4.

6.2 DISCLAIMER OF WARRANTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THE APA (PROVIDED THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, RECOVERY FOR ANY BREACH OF ANY SUCH PROVISION OF THE APA SHALL BE SOLELY TO THE EXTENT PROVIDED IN THE APA) OR THIS

AGREEMENT, INCLUDING SECTION 5, THE INTELLECTUAL PROPERTY RIGHTS LICENSED UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” WITHOUT ANY WARRANTIES OF ANY KIND. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THE APA (PROVIDED THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, RECOVERY FOR ANY BREACH OF ANY SUCH PROVISION OF THE APA SHALL BE SOLELY TO THE EXTENT PROVIDED IN THE APA) OR THIS AGREEMENT, INCLUDING SECTION 5, EACH LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND REGARDING THE INTELLECTUAL PROPERTY RIGHTS LICENSED UNDER THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, QUALITY OR ACCURACY.

7.	TERM AND TERMINATION

7.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in effect unless terminated by mutual written agreement of the Parties.

7.2 Survival. All of the obligations of the Parties that expressly or by their nature survive the termination of this Agreement will continue in full force and effect notwithstanding such termination until they are satisfied in full or by their nature expire, including the following Sections 1.1, 1.2, the first sentence of 2.3, 4, 6, 7.2, and 8.

8.	GENERAL PROVISIONS

8.1 Assignment. Neither Party shall be permitted to assign this Agreement or any of its rights or obligations under this Agreement, directly or by operation of law or otherwise, without Seller’s (in the case of Purchaser) or Purchaser’s (in the case of Seller) express, prior written consent, except that (a) each Party may assign this Agreement or any of its rights and obligations hereunder, in whole or in part, to one or more Affiliates, without the other Party’s consent; provided that no such assignment shall relieve such Party of any of its obligations under this Agreement, such assignment shall only be valid for so long as such entity remains an Affiliate and (b) Purchaser may assign this Agreement or any of its rights and obligations hereunder, in whole or in part, to any Person to whom it sells substantially all of the Acquired Assets. Any such purported assignment or sublicense in violation of this Agreement shall be null and void ab initio.

8.2 No Agency or Partnership8.3 . The Parties intend that nothing in this Agreement shall be construed to create a partnership or deemed partnership, joint venture or other business entity for any tax purposes.

8.4 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

8.5 Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service, or transmitted by email (receipt verified), and shall be deemed to be effective upon receipt. Any such notices shall be addressed to the receiving Party at such Party’s address or email address set forth below, or at such other address or email address as may from time to time be furnished by similar notice by Seller or Purchaser:

if to Purchaser, to:

Société des Produits Nestlé S.A.
Avenue Nestlé 55 1800 Vevey, Switzerland
Attn: Martin Hendrix and Claudio Kuoni
Email: [***]
[***]

with a copy to (which shall not constitute notice):

Mayer Brown LLP 1221 Avenue of the Americas
New York, NY 10020
Attention: David A. Carpenter
Email: dacarpenter@mayerbrown.com
if to Seller, to:

Seres Therapeutics, Inc. 101 Cambridge Park Drive, Cambridge, MA 02140
Attention: Chief Financial Officer; Chief Legal Officer/General Counsel
Email: [***]
[***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
John Hancock Tower 200 Clarendon Street
Boston, MA 02116
Attention: Peter Handrinos; Scott Shean
Email: peter.handrinos@lw.com
scott.shean@lw.com

or to such other address as such Party may hereafter specify by notice to the other Party.

8.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws rules or provisions of any jurisdiction other than the State of Delaware. Each of the Parties hereto further agrees to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

8.7 Jurisdiction; Services and Venue. Each Party agrees: (a) to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) (the “Specified Courts”) for any Actions arising out of or relating to this Agreement; (b) to commence any Action arising out of or relating to this Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 8.4 will be effective service of process for any Action brought against such Party in any of the Specified Courts (provided that, in the case of Purchaser, service of process must be delivered to the registered agent in Delaware of Nestlé USA, Inc.); (d) to waive any objection to the laying of venue of any Action arising out of or relating to this Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum; provided, however, that such submission to the jurisdiction of the Specified Courts is solely for the purpose referred to in this Section 8.6 and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose.

8.8 WAIVER OF TRIAL BY JURY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.9 No Waivers; Cumulative Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no failure or delay on the part of a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law except as expressly set forth herein.

8.10 Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the Parties in entering into this Agreement. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall use reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

8.11 Entire Agreement; Modification. This Agreement (including all Exhibits and attachments hereto), together with the APA and the TSA, contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, commitments and writings between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

8.12 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the execution of this Agreement, each of the Parties, at its own expense, shall execute and deliver such instruments of transfer, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

8.13 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that each Party shall be entitled to, in addition to any other remedy to which such Party is entitled in Law or in equity, an injunction or injunctions against the other Party to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without posting of bond or other security).

8.14 Conflicts; Privilege. Recognizing that Latham & Watkins LLP has acted as legal counsel to Seller and its Affiliates, and that Latham & Watkins LLP intends to act as legal counsel to Seller and its Affiliates after the Effective Date, Purchaser hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Latham & Watkins LLP representing Seller and its Affiliates prior to the Effective Date or after the Effective Date as such representation may relate to Seller and its Affiliates or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between Seller and its Affiliates prior to the Effective Date, on the one hand, and Latham & Watkins LLP, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates. Accordingly, Purchaser and its Affiliates shall not control the privilege with respect to any such communications or their access to the files of Latham & Watkins LLP relating to such engagement from and after the Effective Date.

8.15 Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or electronic signature shall constitute an original for all purposes.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first written above.

SERES THERAPEUTICS, INC.		SOCIETE DES PRODUITS NESTLE S.A

By:	/s/ Eric D. Shaff	By:	/s/ Claudio Kuoni
Name: Eric D. Shaff		Name: Claudio Kuoni
Title: President and Chief Executive Officer		Title: Vice President

[SIGNATURE PAGE TO CROSS-LICENSE AGREEMENT]